Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and

Year 2015 Financial Results

-Total 2015 Revenues of $336.8 Million, Including $226.1 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Product Sales-

-Total 2016 Revenues Expected to Increase to a Range of $390 Million to $430 Million, Including ADCETRIS U.S. and Canada Net Sales of $255 Million to $275 Million-

-Vadastuximab Talirine (SGN-CD33A) Phase 3 Trial Initiation Planned

by Third Quarter of 2016-

-Data from ADCETRIS Phase 3 ALCANZA Trial Expected in Second Half of 2016-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — February 9, 2016 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2015. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization, regulatory and clinical development accomplishments, vadastuximab talirine (SGN-CD33A; 33A) activities and progress with other proprietary pipeline programs.

“In 2015, we demonstrated significant progress across our corporate priorities. For ADCETRIS, we achieved record sales in the fourth quarter and for the year, received FDA approval for an expanded label, completed enrollment in two of three ongoing phase 3 trials and continued our efforts to establish ADCETRIS as the foundation of care for CD30-expressing lymphomas,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We also showed substantial progress with our pipeline. We plan to initiate a phase 3 trial with 33A in acute myeloid leukemia later this year, and we are advancing more than a dozen other clinical and preclinical programs in development for a range of hematologic malignancies and solid tumors. With a strong financial position, we are well-positioned to continue delivering on our aggressive commercial, clinical and research goals.”

Recent ADCETRIS Highlights

•	Achieved a $20 million one-time milestone payment from Takeda Pharmaceutical Company Limited (Takeda) triggered by Takeda surpassing ADCETRIS annual net sales of $200 million in its territory. The milestone will be recognized as royalty revenue in the first quarter of 2016.

•	Reported data from multiple oral and poster sessions at the American Society of Hematology (ASH) 2015 Annual Meeting highlighting clinical trials with ADCETRIS as monotherapy and as part of combination regimens supporting the company’s goal to establish ADCETRIS as the foundation of care for CD30-expressing lymphomas, including Hodgkin lymphoma (HL), diffuse large B-cell lymphoma (DLBCL) and peripheral T-cell lymphomas (PTCL). Across corporate and investigator studies, there are more than 70 ongoing clinical trials being conducted globally with ADCETRIS.

•	Completed enrollment of 1,334 patients in the phase 3 ECHELON-1 clinical trial. ECHELON-1 is a randomized trial evaluating ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical HL.

•	Initiated a phase 1/2 clinical trial of ADCETRIS in combination with nivolumab (Opdivo) for patients with CD30-expressing relapsed or refractory B-cell and T-cell non-Hodgkin lymphomas (NHL), including DLBCL, PTCL and cutaneous T-cell lymphoma (CTCL). This is the second of two trials being conducted under a clinical trial collaboration agreement between Seattle Genetics and Bristol-Myers Squibb Company.

•	Takeda received approval from the European Commission for a Type II variation of the ADCETRIS label to include retreatment of adult patients with relapsed or refractory HL or systemic anaplastic large cell lymphoma (sALCL) who previously responded to ADCETRIS and who later relapse.

•	Takeda continues to receive additional marketing approvals for ADCETRIS, which is now commercially available in more than 60 countries worldwide.

Recent Vadastuximab Talirine (SGN-CD33A; 33A) Highlights

•	Reported phase 1 data with 33A in acute myeloid leukemia (AML) showing activity and tolerability both as a single agent and in combination with hypomethylating agents (HMAs), including azacitidine and decitabine.

•	Based on the interim data presented at ASH, announced that a phase 3 clinical trial to evaluate 33A in combination with HMAs in previously untreated older AML patients is planned to begin by the third quarter of 2016.

•	Initiated a phase 1/2 clinical trial in patients with relapsed or refractory AML to evaluate 33A monotherapy as a pre-conditioning regimen prior to an allogeneic stem cell transplant and also for use as maintenance therapy following transplant.

Recent Pipeline and Antibody-Drug Conjugate (ADC) Collaborator Highlights

•	Reported data at ASH from a phase 1 trial of denintuzumab mafodotin (SGN-CD19A; 19A) in NHL. The activity and tolerability results from the trial of 19A in relapsed DLBCL patients support the recently initiated phase 2 trial of 19A in combination with a common second-line salvage regimen for patients with relapsed DLBCL.

•	Reported data at the San Antonio Breast Cancer Symposium on SGN-LIV1A, an ADC targeted to LIV-1 which is highly expressed in breast cancer. Interim data from the phase 1 trial demonstrated antitumor activity in heavily pretreated patients with triple negative disease. The trial has been expanded to enroll an additional cohort of triple negative breast cancer patients. In addition, a cohort was recently opened to evaluate SGN-LIV1A in combination with trastuzumab (Herceptin) in patients with HER2-positive breast cancer.

•	Received a milestone payment under an ADC collaboration with Genentech upon its initiation of a phase 1 trial with a program utilizing Seattle Genetics technology.

Anticipated Upcoming Activities

ADCETRIS

•	Report data from the phase 3 ALCANZA trial in patients with relapsed CTCL in the second half of 2016.

•	Complete enrollment in the phase 3 ECHELON-2 trial in frontline mature T-cell lymphoma (MTCL) during 2016 and report data in the 2017 to 2018 timeframe.

•	Report phase 2 data in 2016 and define next steps in frontline and relapsed DLBCL.

•	Based on the robust enrollment rate and total number of patients enrolled, the company is narrowing the expected timeframe for data from the phase 3 ECHELON-1 trial to be in the 2017 through mid-2018 timeframe.

ADCETRIS is not currently approved for use in frontline HL, second-line HL, CTCL, DLBCL or NHL other than sALCL.

Vadastuximab Talirine (SGN-CD33A; 33A)

•	Initiate a phase 3 registrational trial to evaluate 33A in combination with HMAs in older patients with AML by the third quarter of 2016.

•	Initiate a phase 1/2 trial with 33A in combination with azacitidine for patients with previously untreated myelodysplastic syndrome (MDS) in the first half of 2016.

•	Report additional data in 2016 from a phase 1 trial of 33A in combination with HMAs.

•	Report data in 2016 from a phase 1b trial of 33A in combination with cytarabine and daunorubicin for frontline, younger AML patients.

•	Report data in 2016 from a phase 1/2 trial of 33A monotherapy as a pre-conditioning regimen prior to an allogeneic stem cell transplant and also for use as maintenance therapy following transplant.

More information about SGN-CD33A and ongoing clinical trials can be found at www.ADC-CD33.com.

Other Pipeline Programs

•	Initiate a randomized phase 2 trial of SGN-CD19A in frontline DLBCL in the first half of 2016.

•	Report phase 1 clinical data from ASG-15ME and ASG-22ME (enfortumab vedotin) in the first half of 2016. These programs are in development for solid tumors, notably bladder cancer, under a collaboration with Astellas.

•	Initiate a phase 1 trial of SGN-CD19B in NHL in the first half of 2016.

•	Initiate a phase 1 trial of SGN-CD123A in AML during 2016.

Fourth Quarter and Year 2015 Financial Results

Total revenues in the fourth quarter and year ended December 31, 2015 increased to $93.5 million and $336.8 million, respectively, from $74.3 million and $286.8 million for the same periods in 2014. Revenue growth was driven by:

•	ADCETRIS sales in the fourth quarter were $63.0 million, an increase from $46.5 million in the fourth quarter of 2014. For the year in 2015, ADCETRIS sales were $226.1 million, compared to $178.2 million for the year in 2014, a 27 percent increase.

•	Royalty revenues in the fourth quarter of 2015 were $12.6 million, compared to $11.9 million in the fourth quarter of 2014. For the year in 2015, royalty revenues were $41.0 million, compared to $40.0 million for the year in 2014. Royalty revenues are primarily driven by international sales of ADCETRIS by Takeda. Royalty revenues in 2014 included a $5.0 million one-time sales milestone payment from Takeda.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaled $17.9 million in the fourth quarter and $69.8 million for the year in 2015, compared to $16.0 million and $68.6 million for the same periods in 2014.

Total costs and expenses for the fourth quarter of 2015 were $118.6 million, compared to $102.1 million for the fourth quarter of 2014. For the year in 2015, total costs and expenses were $457.8 million, compared to $364.1 million for the year in 2014. The increase in 2015 costs and expenses was primarily driven by investment in Seattle Genetics’ pipeline programs.

Non-cash, share-based compensation cost in 2015 was $41.8 million, compared to $40.6 million in 2014.

Net loss for the fourth quarter of 2015 was $24.9 million, or $0.18 per share, compared to a net loss of $26.7 million, or $0.22 per share, for the fourth quarter of 2014. For the year ended December 31, 2015, net loss was $120.5 million, or $0.93 per share, compared to a net loss of $76.1 million, or $0.62 per share, for the year ended December 31, 2014.

As of December 31, 2015, Seattle Genetics had $712.7 million in cash, cash equivalents and investments, compared to $313.4 million as of December 31, 2014. The increase in cash and investments reflects net proceeds of approximately $526.6 million from the company’s underwritten public offering of common stock that closed on September 16, 2015.

2016 Financial Outlook

Seattle Genetics anticipates 2016 total revenues to be in the range of $390 million to $430 million. This includes ADCETRIS net product sales that are expected to be in the range of $255 million to $275 million and revenues from collaboration and license agreements that are expected to be in the range of $75 million to $90 million. Collaboration revenues will be generated from fees, milestones and reimbursements earned through the company’s ADCETRIS and ADC collaborations. Royalty revenues are expected to be in the range of $60 million to $65 million, which includes a $20 million one-time milestone payment to be reflected in the first quarter of 2016.

Research and development (R&D) expenses are expected to be in the range of $360 million to $400 million. Selling, general and administration (SG&A) expenses are expected to be in the range of $135 million to $145 million. Planned increases in operating expenses will be directed primarily towards commercialization and development of ADCETRIS, expanded 33A development including a planned phase 3 trial and continued investment in the company’s growing pipeline programs. Cost of sales is expected to be in the range of 10 percent to 12 percent of ADCETRIS net product sales for the year in 2016. Non-cash costs are expected to be approximately $65 million to $75 million in 2016, primarily attributable to share-based compensation distributed approximately evenly between SG&A and R&D. Share-based compensation expense is based on several factors, including share price, and is therefore subject to change.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 888-510-1765 (domestic) or 719-325-2402 (international). The conference ID is 8644672. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 8644672. The telephone replay will be available until 5:00 p.m. PT on Thursday, February 11, 2016.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin), is a CD30-targeted ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available in 60 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 70 ongoing clinical trials in CD30-expressing malignancies. Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC that is expected to advance into a phase 3 trial for acute myeloid leukemia in 2016. Beyond ADCETRIS and 33A, the company is developing a robust pipeline of clinical-stage programs, including denintuzumab mafodotin (SGN-CD19A; 19A), SGN-LIV1A, ASG-15ME, ASG-22ME (enfortumab vedotin), SGN-CD70A and SEA-CD40. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for 2016 ADCETRIS net sales, anticipated financial outlook including revenues, costs and expenses, upcoming presentations and publications, anticipated regulatory events and clinical activities, including enrollment completion and data availability from ongoing clinical trials and the timing thereof, and the initiation of future clinical trials, the opportunities for, and the therapeutic and commercial potential of, ADCETRIS and the company’s product candidates, as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risk that sales of ADCETRIS may not meet or exceed our guidance or otherwise be as we expect, including, with respect to the company’s 2016 ADCETRIS net sales and financial guidance as well as other risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. We may also be delayed in our planned clinical trial initiations, the enrollment in and conduct of our clinical trials, and obtaining data from clinical trials, in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development and unexpected adverse events or regulatory action. We may also be unable to expand ADCETRIS’ labeled indications or complete the development of, and obtain regulatory approval for, our product candidates, each of which are in relatively early stages of development. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2015	December 31, 2014
Assets
Cash, cash equivalents and investments	$712,711	$313,413
Other assets	182,384	145,552

Total assets	$895,095	$458,965

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$88,031	$77,681
Deferred revenue and long-term liabilities	121,153	170,450
Stockholders’ equity	685,911	210,834

Total liabilities and stockholders’ equity	$895,095	$458,965

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Net product sales	$63,012	$46,491	$226,052	$178,198
Collaboration and license agreement revenues	17,852	15,981	69,770	68,556
Royalty revenues	12,613	11,854	40,980	40,004

Total revenues	93,477	74,326	336,802	286,758

Costs and expenses
Cost of sales	6,701	5,036	24,476	17,513
Cost of royalty revenues	3,678	3,536	12,964	11,545
Research and development	74,607	64,043	294,529	230,743
Selling, general and administrative	33,635	29,435	125,783	104,320

Total costs and expenses	118,621	102,050	457,752	364,121

Loss from operations	(25,144)	(27,724)	(120,950)	(77,363)
Investment and other income, net	288	1,040	464	1,222

Net loss	$(24,856)	$(26,684)	$(120,486)	$(76,141)

Basic and diluted net loss per share	$(0.18)	$(0.22)	$(0.93)	$(0.62)

Weighted-average shares used in computing basic and diluted net loss per share	139,543	123,921	129,184	123,408